Exhibit 5.1

May 30, 2013

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:
We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of 8,050,000 common units (including 1,050,000 common units pursuant to the exercise of the Underwriters’ (as defined below) option to purchase additional common units) representing limited liability company interests in the Company (the “Units”), pursuant to that certain Underwriting Agreement, dated May 30, 2013 (the “Underwriting Agreement”), relating to the offering and sale of the Units by and among the Company and certain subsidiaries of the Company, on the one hand, and the several underwriters named therein (the “Underwriters”), on the other.
In rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-179050) (the “Registration Statement”) with respect to the Units being sold by the Company; (ii) the Prospectus dated January 18, 2012 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated May 30, 2013 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) the Second Amended and Restated Agreement of Limited Liability Company of the Company dated as of October 29, 2007 (the “Company LLC Agreement”); (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the Company dated January 18, 2012 and January 30, 2013 and the pricing committee thereof dated May 30, 2013; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered on behalf of the Company against payment therefor in accordance with the terms of the Underwriting Agreement, then the Units will be validly issued in accordance with the Company LLC Agreement, fully paid (to the extent required in the Company LLC Agreement) and non-assessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)), except as described in the Prospectus Supplement and the Prospectus.
The opinions expressed herein are qualified in the following respects:
A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
B. The foregoing opinion is limited to the laws of the Delaware LLC Act and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.